News

For Immediate Release

EP Energy Reports Third Quarter 2016 With Strong Production Results and Continued Financial and Operational Improvements
HOUSTON, TEXAS, October 26, 2016—EP Energy Corporation (NYSE:EPE) today reported third quarter 2016 financial and operational results.
Third quarter 2016 Highlights

•	45.0 thousand barrels of oil production per day (MBbls/d) in line with second quarter of 2016 and ahead of expectations

•	$43 million net loss / $250 million Adjusted EBITDAX

•	$658 million operating cash flow along with cash capital expenditures of $398 million year-to-date / $260 million positive free cash flow year-to-date

•	Continued well cost and operating cost reduction

•	Higher Wolfcamp activity levels

•	Increased guidance ranges for oil and total production

Financial improvements

•	Reduced debt by more than $1.1 billion since the third quarter of 2015

•	Exchanged approximately $580 million of term loans extending the maturity to 2021

•	Improved hedge position with the addition of 2017 natural gas positions

"We are pleased with another quarter of strong operational performance which stabilized oil production volumes," said Brent Smolik, chairman, president, and chief executive officer of EP Energy Corporation. "During the quarter, we continued to add value with improved well performance, increased capital efficiency, and lower costs. We have also significantly reduced debt in the past year. We continue to evaluate options to further improve the value of our company in any commodity price environment."
EP Energy reported an $0.18 diluted net loss per share and a $0.10 adjusted earnings per share (EPS) for the third quarter of 2016. Reported net loss was $43 million for the third quarter of 2016, down from $176 million net income in the same 2015 period. Adjusted EBITDAX for the third quarter of 2016 was

$250 million, down from $446 million in the third quarter of 2015, due primarily to lower oil and natural gas production volumes and lower realized pricing, partially offset by lower operating costs.
Operating expenses for the third quarter of 2016 were $249 million, down from $398 million in the third quarter of 2015. Adjusted cash operating costs were $107 million for the third quarter 2016, down from $131 million in the same 2015 period. The company noted that this metric now includes costs for transportation and commodity purchases. The improvement in 2016 is primarily due to lower lease operating costs (LOE), production taxes, transportation, and general and administrative costs. For the third quarter 2016, adjusted cash operating costs were $14.50 per barrel of oil equivalent (Boe), up from $12.49 per Boe for the third quarter of 2015, due primarily to lower production volumes.
Total capital expenditures in the third quarter of 2016 were $146 million, with over half invested in the company’s Wolfcamp program. The company's overall activity levels in 2016 were significantly reduced compared to 2015. In the third quarter 2016, the company completed 30 wells compared to 49 wells in the third quarter of 2015. Average daily oil production was 45.0 MBbls/d, down 28 percent from 62.1 MBbls/d in the third quarter of 2015. Total equivalent production was 79.6 thousand barrels of oil equivalent per day (MBoe/d), down from 114.5 MBoe/d in the same period last year. The reduction in equivalent volumes included an 85 million cubic feet per day (14.3 MBoe/d) reduction attributed to the sale of the company's Haynesville Shale asset which closed on May 3, 2016.
Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.
Liquidity and Liability Management
During the third quarter, EP Energy accomplished several milestones which improved the company's financial position.
The company continued to make additional debt repurchases during the quarter and year-to-date debt reductions were over $1 billion through September 30, 2016. In addition, EP Energy also successfully exchanged nearly all of its term loans and extended the maturity of the new loans to 2021, which eliminated the potential springing maturity of the RBL Facility in 2017. The company's RBL facility matures in May 2019. The company is in the process of completing its semi-annual RBL Facility borrowing base redetermination and expects to maintain its borrowing base at the current level of $1.65 billion.
The company continues to prioritize balance sheet improvements and the extension of its liquidity position.
Cash flows from operations were $658 million and cash capital expenditures were $398 million year-to-date September 30, 2016. In the third quarter of 2016, EP Energy had $112 million of positive free cash flow and $260 million year-to-date, continuing the trend of positive free cash flow that began in the second half of 2015.
During the third quarter of 2016, EP Energy established a 2017 natural gas hedge position and now has approximately 23.7 trillion British thermal units (TBtu) of natural gas swapped at $3.25 per million British thermal units (MMBtu) for 2017.
As of September 30, 2016, EP Energy had liquidity of approximately $803 million with total debt of $3.9 billion and net debt of $3.8 billion.
Eagle Ford Program
In the third quarter of 2016, EP Energy completed 10 wells in its Eagle Ford program compared to 24 wells in the third quarter of 2015. The company produced 24.0 MBbls/d of oil, a 40 percent decrease compared with the third quarter of 2015. The oil production decline was due to significantly lower activity levels in 2016. Total equivalent production for the third quarter of 2016 was 40.6 MBoe/d.
The company was able to reduce production decline rates in the quarter through base optimization activities. EP Energy currently has one drilling rig active in the Eagle Ford which was added in October. The company is focused on continuing to improve well performance, while reducing well costs and LOE.
Wolfcamp Program
In the third quarter of 2016, the company completed 13 wells in its Wolfcamp program and produced 9.3 MBbls/d of oil, essentially flat to the same period in 2015 despite lower activity levels. Total equivalent production for the third quarter of 2016 was 22.1 MBoe/d. Results from the company's 2016 wells are continuing to outperform its 600 MBoe type curve.
EP Energy currently has one drilling rig active in the Wolfcamp and significantly increased activities with more well completions in the third quarter than in the first half of 2016. The company expects continued focus on the Wolfcamp asset, as well economics continue to improve due to stronger well performance, decreasing capital and operating costs, and the added benefit of the sliding scale royalty development agreement.
Altamont Program
In the third quarter of 2016, EP Energy completed 7 wells in its Altamont program, in line with the third quarter of 2015. The company produced 11.7 MBbls/d of oil, an 8 percent decrease compared with the same period in 2015. Oil production declined primarily due to lower activity levels in 2016, partially offset by the company's success with its recompletion program.  Altamont total equivalent production for the third quarter of 2016 was 16.8 MBoe/d.

EP Energy has one partnership drilling rig active in the Altamont and continues to benefit from outstanding results in its recompletion program.
In the third quarter of 2016, realized pricing for Altamont production volumes continued to improve relative to WTI as a result of improved contract terms and local market conditions as compared to the same period in 2015.
Multi-year Commodity Hedge Program
EP Energy maintains a solid hedge program, which provides substantial 2016 and 2017 commodity price protection. Year-to-date 2016, the company has realized $514 million of settlements on its financial derivatives, which included $145 million in the third quarter 2016.
A summary of the company’s open hedge positions is listed below, which includes the recent addition of 2017 natural gas hedges:

	2016	2017
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	3.9	12.8
Average floor price ($/Bbl)	$80.77	$62.34

Natural gas volumes (TBtu)	6.4	23.7
Average floor price ($/MMBtu)	$3.34	$3.25

Note: Positions are as of October 24, 2016 (Contract months: October 2016 - Forward).

(1) 2017 positions include WTI three way collars of 8.8 MMBbls.

At September 30, 2016, the mark-to-market value of the company's hedge contracts was $236 million.

Updated 2016 Outlook
EP Energy updated its 2016 outlook which reflects three quarters of actual results and increased capital efficiency due to well cost reductions and better well performance. The company updated its capital spending estimate as a result of increased capital efficiency.

The company's outlook includes more well completions in the second half of 2016 compared to the first half of the year. The higher completion count and better well performance resulted in third quarter 2016 oil production which was essentially flat with the second quarter of 2016. The company expects to continue this trend in the fourth quarter 2016 and as a result has increased its guidance ranges for oil and total production.

The updated outlook is shown below:

	Guidance (August)	Updated Guidance (October)

Capital program ($ million)	$475 - $505	~$495

Production
Total production (MBoe/d)	83 - 86	85.5 - 87.5
Oil production (MBbls/d)	45 - 47	46 - 47

Well completions	85 - 95	~95

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investor Center section.
Webcast Information
EP Energy has scheduled a webcast at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, on October 27, 2016, to discuss its third quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 9459098) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through Friday, November 25, 2016 on the company’s website in the Investor Center (conference ID# 10093763).
About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums paid or received related to these derivatives), gains and losses on extinguishment of debt, gains and losses on sales of assets, other costs that affect comparability, including transition and restructuring charges and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net loss per share to Adjusted EPS:

	Quarter ended September 30, 2016
	Pre Tax	After Tax	Diluted EPS
	($ in millions, except earnings per share amounts)
Net loss		$(43)	$(0.18)

Adjustments(1)
Impact of financial derivatives(2)	$102	$65	$0.27
Gain on extinguishment of debt	(26)	(16)	(0.07)
Loss on sale of assets	4	2	0.01
Valuation allowance on deferred tax assets		16	0.07
Total adjustments	$80	$67	$0.28

Adjusted EPS			$0.10

Diluted weighted average shares(3)			245

(1)	All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(2)	Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives.

(3)	Diluted shares include certain restricted stock and performance unit awards.

Free Cash Flow is defined as net cash provided by operating activities less cash paid for capital expenditures. Below is a reconciliation of our Free Cash Flow to our net cash provided by operating activities:

	Nine months ended September 30,	Six months ended June 30,	Quarter ended September 30,
	2016
	($ in millions)
Net cash provided by operating activities	$658	$406	$252
Cash paid for capital expenditures	(398)	(258)	(140)
Free Cash Flow	$260	$148	$112
Net cash (used in) provided by investing activities	$(9)	$132	$(141)
Net cash used in financing activities	$(635)	$(525)	$(110)

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums paid or received related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans), transition, restructuring and other costs, gains and losses on extinguishment of debt, and gains and losses on sales of assets.  Adjusted EBITDAX Per Unit is calculated using Adjusted EBITDAX divided by equivalent volumes.

Below is a reconciliation of our consolidated net (loss) income to EBITDAX and Adjusted EBITDAX:

	Quarter ended September 30,
	2016	2015
	($ in millions, except equivalent volumes and per unit)
Net (loss) income	$(43)	$176
Income tax expense	1	95
Interest expense, net of capitalized interest	74	84
Depreciation, depletion and amortization	132	260
Exploration expense	1	2
EBITDAX	165	617
Mark-to-market on financial derivatives(1)	(43)	(434)
Cash settlements and cash premiums on financial derivatives(2)	145	258
Non-cash portion of compensation expense(3)	5	5
Loss on sale of assets	4	—
Gain on extinguishment of debt	(26)	—
Adjusted EBITDAX	$250	$446

Total equivalent volumes (MBoe)	7,326	10,533

Adjusted EBITDAX Per Unit (MBoe)(4)	$34.18	$42.38

(1)	Represents the income statement impact of financial derivatives.

(2)	Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)	Cash payments for both the quarters ended September 30, 2016 and 2015 were less than $1 million.

(4)	Adjusted EBITDAX Per Unit is based on actual total amounts rather than the rounded totals presented.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, impairment charges, gains and/or losses on sales of assets, the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans) and transition, restructuring and other costs that affect comparability. We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature. We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. Similarly, gains and losses on the sale of assets are excluded as they are unrelated to the operation of our assets. We exclude the non-cash portion of compensation expense as well as transition, restructuring and other costs that affect comparability, as we believe such adjustments allow investors to evaluate our costs against others in our industry and these items can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended September 30,
	2016		2015
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Oil and natural gas purchases	$2	$0.25	$9	$0.90
Transportation costs	27	3.71	30	2.87
Lease operating expense	37	5.13	45	4.25
General and administrative	31	4.21	32	3.02
Depreciation, depletion and amortization	132	17.97	260	24.69
Loss on sale of assets	4	0.53	—	—
Exploration and other expense	1	0.21	2	0.16
Taxes, other than income taxes	15	1.94	20	1.89
Total operating expenses	$249	$33.95	$398	$37.78
Adjustments:
Depreciation, depletion and amortization	$(132)	$(17.97)	$(260)	$(24.69)
Loss on sale of assets	(4)	(0.53)	—	—
Exploration expense	(1)	(0.21)	(2)	(0.16)
Transition/restructuring costs, non-cash portion of compensation expense and other(2)	(5)	(0.74)	(5)	(0.44)
Adjusted cash operating costs and per-unit adjusted cash operating costs	$107	$14.50	$131	$12.49

Total consolidated equivalent volumes (MBoe)		7,326		10,533

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)	For both the quarters ended September 30, 2016 and 2015, amount includes approximately $5 million of non-cash compensation expense.

Net debt is a non-GAAP measure defined as long-term debt less cash and cash equivalents. At December 31, 2015, the company's net debt was approximately $4.8 billion (total debt of approximately $4,869 million less cash and cash equivalents of approximately $26 million). At September 30, 2016, the company's net debt was approximately $3.8 billion (total debt of approximately $3,856 million less cash and cash equivalents of approximately $40 million).

Adjusted EPS, EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Per Unit are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Free Cash Flow is used by management and we believe provides investors with useful information for analysis of the company’s ability to internally fund capital expenditures and to service or incur additional debt. Adjusted Cash Operating Costs per unit is used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results. We believe Net Debt provides useful information to investors for analysis of the Company’s financial position and/or liquidity. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Free Cash Flow, Adjusted Cash Operating Costs and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income (loss), operating income (loss), earnings (loss) per share, operating or investing cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Free Cash Flow, Adjusted Cash Operating Costs and Net Debt may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Free Cash Flow and Adjusted Cash Operating Costs should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and current sustained low oil, natural gas and NGL prices, the supply and demand for oil, natural gas and NGLs; changes in commodity prices and basis differentials for oil and natural gas; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com